EXHIBIT 99.1

NewMarket Corporation Reports Second Quarter and First Half 2019 Results

•	Second Quarter Net Income of $74.2 Million and Earnings Per Share of $6.63

•	Petroleum Additives Second Quarter Operating Profit of $103.0 Million

Richmond, VA, July 31, 2019 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2019.
Net income for the second quarter of 2019 was $74.2 million, compared to net income of $52.9 million for the second quarter of 2018. Earnings per share increased to $6.63 per share from $4.53 per share in the prior year period. For the first half of 2019, net income was $136.4 million, or $12.20 per share, compared to net income of $113.5 million, or $9.67 per share, for the first half of last year.
Sales for the petroleum additives segment for the second quarter of 2019 were $560.8 million, down from $596.2 million versus the second quarter of 2018. This decrease was due mainly to lower shipments partially offset by increased selling prices. Petroleum additives operating profit for the second quarter of 2019 was $103.0 million, compared to $71.5 million for the same period last year. The increase was due to changes in selling prices, and lower raw material and conversion costs, partially offset by lower shipments. Shipments were down 8.4% from the same period last year, mainly due to decreases in lubricant additives shipments in Europe and Latin America, and fuel additives shipments in Europe, North America and Latin America.
Petroleum additives sales for the first half of the year were $1.1 billion, compared to sales in the first half of last year of $1.2 billion. Similar to the quarter, this decrease was due mainly to lower shipments partially offset by increased selling prices. Petroleum additives operating profit for the first half of the year was $190.9 million compared to $155.7 million for the first half of 2018. The drivers for this increase were similar to those affecting the quarterly comparison of operating profit. Shipments decreased 10.4% between periods, with decreases in both lubricant additives and fuel additives shipments across all regions except Asia Pacific, which reported an increase in fuel additives shipments. Shipments have been lower in recent quarters due to decisions not to renew certain low margin business, as well as softening global demand for petroleum additives products, although we have begun to see evidence that this trend is starting to reverse.
While we are encouraged by our strong operating results for the second quarter and first half of 2019 compared to the same periods last year, it is important we acknowledge the challenging economic environment that drove disappointing results in the prior-year periods. Petroleum additives operating margin for the rolling four quarters ended June 30, 2019 was 15.8% which is at the lower end of the historical ranges our shareholders have come to expect.
During the first half of 2019, we funded capital expenditures of $23.2 million, paid dividends of $39.2 million, and repaid $87.3 million of borrowings on our revolving credit facility.
We have begun to see some turnaround from the challenging economic environment we have faced over the past two years, which was marked by sustained increases in raw material prices and softening global demand. Until we see stability in this environment, margin improvement will continue to be a top priority. We have continued to manage our business to satisfy customer needs while generating solid operating results, making decisions we believe will promote the greatest long-term value for our shareholders, customers and employees. We continue to believe that the fundamentals of our industry as a whole remain unchanged, with the petroleum additives market growing at 1% to 2% annually for the foreseeable future. We continue to believe that we will exceed that growth rate over the long term.
Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation and amortization. The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, August 1, 2019, to review second quarter 2019 financial results. You can access the conference call live by dialing 1-844-602-0380 (domestic) or 1-862-298-0970 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until August 8, 2019 at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 50411. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investornetwork.com/event/presentation/50411. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden or sharp raw material price increases; competition from other manufacturers; the gain or loss of significant customers; current and future governmental regulations; failure to attract and retain a highly-qualified workforce; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; an information technology system failure or security breach; resolution of environmental liabilities or legal proceedings; political, economic, and regulatory factors concerning our products; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2018 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Petroleum additives	$560,824	$596,202	$1,093,503	$1,183,110
All other	2,593	2,750	6,530	5,087
Total	$563,417	$598,952	$1,100,033	$1,188,197
Segment operating profit:
Petroleum additives	$102,992	$71,530	$190,855	$155,670
All other	(342)	406	169	329
Segment operating profit	102,650	71,936	191,024	155,999
Corporate unallocated expense	(4,275)	(4,967)	(9,369)	(10,631)
Interest and financing expenses	(7,741)	(5,565)	(15,753)	(10,729)
Other income (expense), net	6,057	8,161	11,597	16,237
Income before income tax expense	$96,691	$69,565	$177,499	$150,876
Net income	$74,174	$52,885	$136,379	$113,450
Earnings per share - basic and diluted	$6.63	$4.53	$12.20	$9.67

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$563,417	$598,952	$1,100,033	$1,188,197
Cost of goods sold	392,584	453,093	776,331	885,555
Gross profit	170,833	145,859	323,702	302,642
Selling, general, and administrative expenses	35,021	41,999	71,794	82,912
Research, development, and testing expenses	37,137	36,729	70,361	71,024
Operating profit	98,675	67,131	181,547	148,706
Interest and financing expenses, net	7,741	5,565	15,753	10,729
Other income (expense), net	5,757	7,999	11,705	12,899
Income before income tax expense	96,691	69,565	177,499	150,876
Income tax expense	22,517	16,680	41,120	37,426
Net income	$74,174	$52,885	$136,379	$113,450
Earnings per share - basic and diluted	$6.63	$4.53	$12.20	$9.67
Cash dividends declared per share	$1.75	$1.75	$3.50	$3.50

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$73,219	$73,040
Trade and other accounts receivable, less allowance for doubtful accounts	349,210	314,860
Inventories	376,481	396,341
Prepaid expenses and other current assets	30,524	29,179
Total current assets	829,434	813,420
Property, plant, and equipment, net	629,724	644,138
Intangibles (net of amortization) and goodwill	133,945	136,039
Prepaid pension cost	94,853	88,705
Operating lease right-of-use assets	55,739	0
Deferred income taxes	5,039	5,094
Deferred charges and other assets	18,251	9,878
Total assets	$1,766,985	$1,697,274
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$164,956	$151,631
Accrued expenses	70,016	91,202
Dividends payable	17,884	17,923
Income taxes payable	11,481	6,431
Operating lease liabilities	13,537	0
Other current liabilities	5,605	4,114
Total current liabilities	283,479	271,301
Long-term debt	678,803	770,999
Operating lease liabilities - noncurrent	42,157	0
Other noncurrent liabilities	173,370	165,067
Total liabilities	1,177,809	1,207,367
Shareholders' equity:
Common stock and paid-in capital (without par value; issued and outstanding shares - 11,188,126 at June 30, 2019 and 11,184,482 at December 31, 2018)	949	0
Accumulated other comprehensive loss	(180,263)	(181,316)
Retained earnings	768,490	671,223
Total shareholders' equity	589,176	489,907
Total liabilities and shareholders' equity	$1,766,985	$1,697,274

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Six Months Ended June 30,
	2019	2018
Net income	$136,379	$113,450
Depreciation and amortization	43,716	35,220
Cash pension and postretirement contributions	(4,869)	(13,756)
Working capital changes	(27,079)	(74,506)
Deferred income tax expense (benefit)	4,154	(813)
Capital expenditures	(23,219)	(42,601)
Net (repayments) borrowings under revolving credit facility	(87,296)	157,000
Repurchases of common stock	0	(123,316)
Dividends paid	(39,158)	(40,821)
All other	(2,449)	15,766
Increase in cash and cash equivalents	$179	$25,623

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net Income	$74,174	$52,885	$136,379	$113,450
Add:
Interest and financing expenses, net	7,741	5,565	15,753	10,729
Income tax expense	22,517	16,680	41,120	37,426
Depreciation and amortization	21,492	17,270	43,146	34,649
EBITDA	$125,924	$92,400	$236,398	$196,254